Exhibit 10.3

SEVERANCE AGREEMENT AND RELEASE

The parties to this Severance Agreement and Release (“Agreement”) are YRC Worldwide, Inc., its parents, successors, predecessors, subsidiaries and affiliates (hereinafter collectively referred to as the “Company”), and Jamie G. Pierson (hereinafter referred to as “Employee”).

Employee and the Company wish to terminate their at-will employment relationship in a manner that is satisfactory to both Employee and the Company.

In consideration of the mutual promises set forth herein, which constitute good and valuable consideration, Employee and the Company agree as follows:

1.Separation Date. Employee’s last day of employment with the Company shall be October 27, 2020 (the “Separation Date”).  On or prior to the Effective Date (as defined below), Employee shall deliver to the Chairman of the Board of Directors his resignation from the Board of Directors of the Company and any of its subsidiaries, to be effective immediately upon delivery to the Chairman and shall not be subject to revocation.  The “Effective Date” of this Agreement is defined as the date it is signed by Employee, subject to Employee’s right of revocation set forth in Paragraph 22 of this Agreement.

2.Severance Pay. In exchange for Employee’s promises contained herein, and in all cases with respect to severance earned upon execution of this agreement and owed on or after the Effective Date as set forth herein, and in no case owed for any service prior to the Effective Date, the Company agrees:

aIn accordance with the offer letter to the Employee on December 9, 2020, to pay Employee an amount equal to Employee’s base salary for the period beginning on the Effective Date of this Agreement and continuing for a period of 18-months (the “Severance Period”). The total payment for 18-months of base salary is $1,125,000, which will be paid to Employee in a lump sum, subject to appropriate withholdings and deductions, within 15 calendar days after the Effective Date of this Agreement. The "Effective Date" of this Agreement is defined as the date it is signed by Employee, subject to Employee's right of revocation set forth in Paragraph 22 of this Agreement.

bTo pay Employee an additional severance payment of $550,000, which will be paid to Employee in a lump sum, subject to appropriate withholdings and deductions, within 15 calendar days after the Effective Date of this Agreement. The "Effective Date" of this Agreement is defined as the date it is signed by Employee, subject to Employee's right of revocation set forth in Paragraph 22 of this Agreement.

cTo pay Employee with $120,000 to obtain outplacement services and to pay reasonable fees incurred by Employee for his professional affiliations, memberships, and/or certifications (the “Outplacement Services Payment”). The Company will not withhold any amount for taxes from this payment and will issue Employee an IRS Form 1099 for the Outplacement Services Payment. Employee agrees that he shall be solely responsible for any taxes which may be due on the Outplacement

Services Payment. This amount shall be paid to employee in one lump sum within 15 days calendar days after the Effective Date of this Agreement.

dAs of the Separation Date, Employee will become ineligible to participate in the Company’s health insurance program subject to Employee’s right, if any, to continuation coverage under COBRA. Thereafter, if applicable, coverage will be made available to Employee at Employee’s sole expense (i.e., Employee will be responsible for the full COBRA premium) for the remaining months of the COBRA coverage period made available pursuant to applicable law.

eAny equity-based awards granted to Employee will be subject to the terms and conditions of the Company’s equity incentive plan and its respective award document. The Company and Employee each acknowledge and agree that under such plan and the applicable award documents, Employee shall be entitled to have an aggregate of 132,690 shares of the Company’s common stock to become fully vested and free of any transfer restrictions under such agreements as of the Effective Date of this Agreement, which shares shall be delivered to a brokerage account designed by the Employee within 15 calendar days after the Effective Date of this Agreement.

3.Consideration. Employee acknowledges that Employee is not otherwise entitled to the consideration set forth in Paragraph 2 and that Employee is receiving the consideration set forth in Paragraph 2 solely in exchange for the promises in this Agreement. Except as otherwise specifically (i) provided in this Agreement; (ii) required pursuant to the terms of the Company’s compensation and benefit programs; or (iii) required by COBRA or other applicable law, Employee shall not be entitled to any compensation or benefits or to participate in any past, present or future Company employee benefit programs or arrangements (including, without limitation, any severance plan, program or arrangement) on or after Separation Date. Employee acknowledges that Employee has received all compensation in any form to which Employee may be entitled. Employee has been fully compensated for all hours worked and has received all other compensation the Company owed to Employee, if any.

4.Return of Company Property. If Employee has not done so already, Employee must, before receiving any payment pursuant to Paragraph 2 of this Agreement: (i) return all property belonging to the Company, including but not limited to corporate credit cards, keycard, mobile phones, computer equipment, files, records, computer access codes, computer software, business plans, instruction manuals, and any other property that Employee has prepared or helped to prepare in conjunction with Employee’s employment with the Company and (ii) deliver to the Company all of the manually signed signature pages that have been signed by the Employee in his capacity as the Chief Financial Officer of the Company to any reports or other documents that have been electronically filed or submitted to the Securities and Exchange Commission by the Company that have not otherwise been delivered to the Company prior to the Separation Date.

5.Confidential Information. Employee agrees that Employee shall not, directly or indirectly, use or disclose to any person or entity other than the Company any Confidential Information (defined below) for any purpose. “Confidential Information” means any non-public information relating to the Company or the business, assets, operations or financial affairs of the Company, whether or not in written form and whether or not expressly designated as confidential, including any information consisting of or otherwise relating to trade secrets, know-how, technology, operations, processes, products, services, personnel, plans, prospects, customers, customer lists, customer preferences, contracts, proposals, suppliers, pricing, referral sources, marketing or sales techniques or plans, market analyses, programs, operations manuals, service manuals, labor and employment policies, strategies and positions, or financial information and projections. Employee understands that any Confidential Information that has been divulged to Employee has been done so in confidence, and agrees that the disclosure of Confidential Information to a competitor or any other person or entity would cause irreparable harm to the Company. If Employee has any questions regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, Employee agrees to contact Leah K. Dawson, Executive Vice President and General Counsel, via email at leah.dawson@yrcw.com.

6.Non-Solicitation of Employees.   Employee shall not solicit or attempt to induce any employee of the Company to leave the employment of the Company or to become an employee of any competitor or any other person or entity from the Separation Date until 18-months from the Effective Date (the “No Solicitation Period”).

7.Non-Solicitation of Customers and Accounts. During the No Solicitation Period, Employee shall not, directly or indirectly: solicit any Customer or Account of the Company; assist any of the Company’s competitors in soliciting any Customer or Account of the Company; induce or attempt to induce any Customer or Account of the Company to cease doing business with the Company; or interfere with the relationship between the Company and any Customer or Account of the Company. For purposes of this Agreement, a Customer or Account is any person or entity with whom Employee had contact with and/or knowledge of by reason of his/her employment with the Company during the one (1) year period prior to the Separation Date.

8.Reasonableness of Restrictions. Employee agrees that Employee has read this entire Agreement and understands it. Employee agrees that Paragraphs 6 and 7 of this Agreement do not prevent Employee from earning a living or pursuing Employee’s career. Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. Employee represents and agrees that Employee is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Employee and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Employee agrees to be bound by this Agreement as modified.

9.Reasonable Assistance. If the Company becomes involved in any legal action relating to events that occurred during Employee’s employment, Employee shall cooperate to the fullest extent possible in the preparation, prosecution, or defense of the Company’s case, including, but not limited to, the execution of affidavits or documents or providing of information requested by the Company. Reasonable out-of-pocket expenses related to such assistance will be reimbursed by the Company if Company’s approval is obtained in advance.

10.Non-disparagement. Both the Employee and the Company agree that they will not, in any way, disparage each other and the Employee further agrees not to disparage the Company or any of the Released Parties (defined below). Employee further agrees Employee will not make, nor solicit, any comments, statements, or the like to the media, or to others, that are derogatory or detrimental to the good name or business reputation of the Company. Employee’s non-disparagement obligations under this Paragraph 10 do not interfere with or restrict Employee’s ability to communicate with any federal, state, or local agency, including with which a charge or complaint has been filed.

11.Employee’s Death. If Employee dies prior to receipt of any payments that this Agreement provides, Company will pay any remaining payments to Employee’s estate (subject to the other terms and conditions of this Agreement), except to the extent  that Employee’s current or future beneficiary designation forms for Company benefit plans that utilize such forms provide otherwise.

12.General Release and Waiver.

aIn exchange for the Company’s promises set forth in this Agreement, Employee, including Employee’s heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through Employee, voluntarily and knowingly releases the Company, its parent companies, their subsidiaries, divisions, predecessors, successors, partners, members, directors, officers, trustees, employees, stockholders, owners, attorneys, benefit plans, subrogees, insurers, representatives and assigns, whether alleged to have acted in their official capacities or personally (collectively, the “Released Parties”) completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which Employee may now have, whether known or unknown, intentional or otherwise, from the beginning of time to the Effective Date of this Agreement arising out of or in connection with Employee’s employment by and separation from the Company.

bEmployee understands that this Agreement releases, waives and forever discharges liability arising under contract, tort or other common law, including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, violation of public policy and invasion of privacy whether arising, occurring, or existing at any time prior to the signing of this Agreement.

cEmployee understands and agrees that this Agreement covers all claims described in this Paragraph 12, including, but not limited to, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; Americans with Disabilities Act; Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Age

Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act, to the extent permitted by law; the Occupational Safety and Health Act of 1970; Kansas Act Against Discrimination, Kansas Equal Pay Law, Kansas Age Discrimination in Employment Act, Kansas Discrimination Against Military Personnel Act, Kansas Discrimination Against Victims of Domestic Violence or Sexual Assault Act, Kansas’ whistleblower protection laws (including Kan. Stat. Ann. §§ 39-1403, 39-1432, 44-615 & 44-636), Kansas Minimum Wage and Maximum Hours Law, and Kansas WARN Act; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney’s fees.

dEmployee represents, warrants and agrees that Employee has received from the Company all wages and benefits, if any, potentially due to him/her pursuant to federal and state law and under Company policy, including any overtime pay if applicable, except that Employee is entitled to received any accrued but unpaid vacation benefits within 30 days of the Effective Date. It is the parties’ intent to release all liability that can legally be released but no more than that. Employee states that Employee is aware of no facts (including any injuries or illnesses) that might lead to his/her filing of a workers’ compensation claim against the Company. This Agreement expressly releases claims under the False Claims Act to the fullest extent permitted by law. To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the parties agree that Employee shall be permitted to participate ln any legal proceedings under the False Claims Act. But, Employee specifically waives, to the fullest extent permitted by law, any rights he may have to receive any monetary award from such proceedings.

13.Medicare Secondary Payer.  Employee declares and expressly warrants that Employee is not Medicare eligible, that Employee is not a Medicare beneficiary, that Employee is not within thirty (30) months of becoming Medicare eligible; that Employee is not 65 years of age or older; that Employee is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that Employee has not received Social Security benefits for twenty-four (24) months or longer; and/or that Employee has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is appealing the denial. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, Company under which the Company could be liable for medical expenses incurred by the Employee before or after the execution of this Agreement. As Employee is not a Medicare recipient as of the date of this Agreement, Employee is aware of no medical expenses that Medicare has paid and for which the Company is or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

The parties have not shifted responsibility for medical treatment to Medicare in contravention of 42 U.S.C. §1395y(b). The parties made every effort to adequately protect Medicare’s interest and incorporate such into the severance terms, and to comply with both federal and state law. The parties acknowledge and understand that any present or future action or decision by the Centers for Medicare & Medicaid Services or Medicare on this Agreement, or Employee’s eligibility or entitlement to Medicare or Medicare payments, will not render this Agreement void or ineffective, or in any way affect the finality of this Agreement. Employee represents and agrees that he will indemnify, defend and hold the Company harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown, arising from any and all charges for medical treatment Employee has received or will receive in the future. If any governmental entity, or anyone acting on behalf of any governmental entity, seeks reimbursement or damages (including multiple damages) from the Company relating to Employee’s alleged past or future medical expenses, injuries, or claims, Employee will defend and indemnify the Company, and hold the Company harmless from any and all such damages (including multiple damages), claims, liens, Medicare conditional payments and rights to payment, including any attorney’s fees and costs sought by such entities. Employee agrees to waive any and all private causes of action for damages pursuant to 42 U.S.C. §139Sy(b)(3)(A) et seq.

14.Reports to Government Entities. Nothing in this Agreement, including the Release of Claims, Confidential Information, and Non-Disparagement clauses, restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (11 DOL”), the National Labor Relations Board (“NLRB”), the Department of Justice (11 DOJ”), the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§1833(b)(l) and 1833(b){2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. However, Employee is waiving Employee’s right to receive any individual monetary relief resulting from such claims, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law {e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§1514A). Employee does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify the Company that Employee has engaged in such communications with the Regulators.

15.Employee Rights. This Agreement does not: (a) release or waive any rights Employee may have, if any, to pension benefits which may have vested while Employee was employed by Company; (b) release or waive any rights that cannot by law be released or waived by private agreement; (c) release or waive any workers compensation claim filed and properly disclosed to the Company before the Separation Date; or (d) affect or limit Employee’s ability to challenge this Agreement’s compliance with notice and time-period requirements of the Age Discrimination in Employment Act (“ADEA”).

16.Employee Promises. Employee warrants that: (a) Employee has no pending charges or lawsuits against the Company; (b) Employee has not suffered a work-related injury that Employee has not properly disclosed to the Company; and (c) Employee has been paid in full all wages due and owing to the Employee for any and all work performed for the Company.

17.Confidentiality. The terms of this Agreement, including its existence, shall remain confidential, except as is required to be disclosed by law, including within the Company’s sole discretion, any regulatory filing obligations. Employee shall not publish or publicize the terms of this Agreement in any manner or with any person not a party to this Agreement. Employee shall not discuss or reveal the terms of this Agreement to any persons other than as necessary immediate family members, legal counsel, and/or financial advisors (the “Potential Third Party Recipients”). Employee agrees that Employee may only disclose the terms of this Agreement to any Potential Third Party Recipients if those individuals have been informed of, agreed to be bound by, the requirement to maintain the confidentiality of this Agreement and its terms, and that Employee shall indemnify the Company for any damages caused due to failure of the Potential Third Party Recipients to protect the confidentiality of such Agreement and its terms. Nothing in the Agreement shall prevent either Employee or the Company from responding accurately and fully to any question, inquiry or request for information when required by applicable law.

18.Remedies and Forfeiture. In the event Employee fails to comply with the provisions of this Agreement, including specifically the restrictive covenants set forth in Paragraphs 6, and 7, the Company shall be relieved of its obligations to Employee under Paragraph 2 of this Agreement, and Employee shall immediately return to the Company ninety (90) percent of the consideration previously paid under Paragraph 2(a). The parties further agree that the portion of previously paid consideration that is not subject to forfeiture constitutes adequate, ongoing consideration for the Release of Claims. Provided, however, that nothing in this Agreement shall limit the Company’s right to pursue additional remedies for Employee’s violation of this Agreement. Moreover, Employee will remain bound by the provisions of this Agreement. The prevailing Party in any action or proceeding brought to enforce the terms of this Agreement shall be entitled to recover her or its costs and attorneys’ fees.

19.No Admission of Wrongdoing. Employee and the Company understand and agree that the execution of this Agreement does not constitute an admission by either party of any wrongdoing. The Company expressly denies any liability or violation of law.

20.Governing Law. This Agreement shall be governed and interpreted in all respects by the laws of the State of Kansas without regard to its conflict of laws provision.

21.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is adjudicated invalid or unenforceable, the remaining provisions will remain valid and enforceable.

22.Review and Revocation Periods; Attorney Review. In compliance with the Older Workers Benefit Protection Act, Employee is hereby advised to consult with an attorney regarding the terms, meaning and impact of this Agreement. In addition, Employee understands and agrees that: (a) by signing this Agreement, Employee waives and releases any claims Employee might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Employee has thirty (30) days from the date of receipt of this Agreement to consider whether or not to execute this Agreement, which Employee waives by virtue of Employee’s execution of the Agreement during the consideration period; and (c) after Employee signs this Agreement and it becomes effective, Employee has seven (7) days from that date to change Employee’s mind and revoke the Agreement. Revocation by Employee shall be in writing and shall be effective upon timely receipt by Leah K. Dawson, Executive Vice President and General Counsel, via email at leah.dawson@yrcw.com. Employee further understands that, if Employee fails to sign the Agreement within twenty-one (21) days of receipt or revokes the Agreement, the Company shall have no obligation to provide the consideration described in Paragraph 2 of this Agreement to Employee. Employee understands that this Agreement shall not be effective and enforceable until seven (7) days from the date Employee and the Company execute this Agreement.

23.Entire Agreement; Modifications. This Agreement embodies the entire agreement between the Company and Employee. Employee agrees that the Company has made no representations to induce the Employee to agree to the Agreement other than those set forth in the Agreement. This Agreement cannot be modified except by a written agreement.

24.Internal Revenue Code (“IRC”) Section 409A Compliance. To the extent applicable, it is the intent of the parties that this Agreement shall be applied and construed so as to comply with the requirements for an exemption from the requirements of IRC Section 409A or, if so determined by the Company, to satisfy any applicable IRC Section 409A requirements. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Employee pursuant to IRC Section 409A.

25.Knowing and Voluntary. Employee acknowledges that Employee has carefully read this Agreement, is fully familiar with its contents, and understands its provisions. Employee agrees that this Agreement is written in a manner such that Employee understands it and has been signed knowingly and voluntarily. Employee signs this Agreement with an understanding of its significance and intending to be bound by its terms.

26.Execution and Return of Agreement. Upon execution, please return all pages of the signed Agreement to Leah K. Dawson, Executive Vice President and General Counsel, via email at leah.dawson@yrcw.com.

27.PLEASE READ THIS DOCUMENT CAREFULLY. IT IS A LEGAL DOCUMENT. IT INCLUDES AN AGREEMENT BY EMPLOYEE TO RELEASE ALL LIABILITY KNOWN AND UNKNOWN AGAINST THE COMPANY, ITS AFFILIATES, PARENTS, SUCCESSORS, PREDECESSORS, SUBSIDIARIES AND ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF SUCH ENTITIES.

/s/ Jamie G. Pierson

(Employee’s Signature) Jamie G. Pierson

(Employee’s Printed Name)

Date:	November 3, 2020

(Employee’s Phone Number)

(Employee’s Home & Email Address)

YRC Worldwide Inc., its parents, successors, predecessors, subsidiaries and affiliates

By:	/s/ Leah K. Dawson
(Company Representative’s Signature) Leah K. Dawson
(Company Representative’s Printed Name) Executive Vice President, General Counsel and Secretary

(Company Representative’s Title)

Date:	November 3, 2020

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